Exhibit 99.1

Bank of South Carolina Corporation Announces Second Quarter Earnings

CHARLESTON, S.C., July 8, 2021 /PRNewswire/ -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced unaudited earnings of $1,668,684, or $0.30 and $0.29 basic and diluted earnings per share, respectively, for the quarter ended June 30, 2021 – an increase of $167,661, or 11.17%, from earnings for the quarter ended June 30, 2020 of $1,501,023, or $0.27 and $0.26 basic and diluted earnings per share, respectively. Unaudited earnings for the six months ended June 30, 2021 increased $456,555, or 15.11%, to $3,478,759 compared to $3,022,204 for the six months ended June 20, 2020. Annualized returns on average assets and average equity for the six months ended June 30, 2021 were 1.27% and 12.80%, respectively, compared with June 30, 2020 annualized returns on average assets and average equity of 1.28% and 11.46%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Operating with the lowest margins in recent decades, our industry has managed to move forward in large part the result of fee income generated from the Paycheck Protection Program and mortgage originations. This has been the case as well for the Bank of South Carolina. Combined with exceptional management of operating expenses, our second quarter and year-to-date performance has exceeded our expectations and profit plan. Our challenge is to deploy the massive amounts of liquidity accumulated over the past 18 months into higher yielding assets. Current loan demand remains tepid and yields low. However, we will not compromise the lending standards upon which we have built the bank over the past 34 ½ years. Asset quality remains our focus.

The Federal Reserve has hinted at increasing rates in the next 24 months or so as they continue to balance their mandate of unemployment and inflation (transitory or not). We will stay the course with strong financial performance and look forward to the second half of the year."

The following table shows the balance sheet and income statement highlights:

	(Unaudited) June 30,	(Unaudited) June 30,
	2021	2020

Common stock shares outstanding	5,533,999	5,530,682
Book value per share	$ 9.84	$ 9.75
Total assets	$ 581,915,387	$ 542,621,550

Three Months Ended

Net income	$ 1,668,684	$ 1,501,023

Basic earnings per share	$ 0.30	$ 0.27
Diluted earnings per share	$ 0.29	$ 0.26

Weighted average shares outstanding:
Basic	5,528,835	5,529,632
Diluted	5,686,026	5,714,121
Six Months Ended
Net income	$ 3,478,759	$ 3,022,204
Basic earnings per share	$ 0.63	$ 0.55
Diluted earnings per share	$ 0.61	$ 0.53
Weighted average shares outstanding:
Basic	5,525,291	5,529,944
Diluted	5,690,024	5,708,718

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500